Exhibit 99.4

LIFEWARD LTD.
2025 INCENTIVE COMPENSATION PLAN

Notice of Option Grant - According to 102 Capital Gains Track (with Trustee)

Participant:	[•]

Company:	Lifeward Ltd.

Notice:
You have been granted the following Stock Option to purchase Ordinary Shares of the Company, par value NIS 1.75 per share, in accordance with the terms of the 2025 Incentive Compensation Plan and the Sub-Plan for Participants in Israel (the “Sub-Plan” and, together with the 2025 Incentive Compensation Plan, the “Plan”), this Notice of Option Grant, and the Approved 102 Capital Gains Award Agreement (“CGA”) under Section 102(b)(2) of the Income Tax Ordinance [New Version], 5761-1961 (the “Ordinance”) that is attached hereto as Schedule A (this Notice of Option Grant, together with the CGA, are referred to herein as this “Agreement”). The Participant hereby accepts this Option subject to all of the terms and provisions of the Plan, which is incorporated herein by reference, and subject to the terms and conditions of Section 102(b)(2) of the Ordinance and the Trust Agreement entered into between the Company and the Trustee (as defined below), and agrees that in the event of any conflict between the terms hereof and those of the Plan, the terms of the Plan shall govern.

The Option will be deposited with a trustee approved by the Israel Tax Authority for this purpose (the “Trustee”), who will hold it in trust on behalf of the Participant, all as set forth in Section 8 below (all references to a grant of Option or issuance of Ordinary Shares to the Participant, shall mean an issuance to the Trustee for the benefit of the Participant).

Type of Award:	Approved 102 Capital Gains Award

Plan:	Lifeward Ltd. 2025 Incentive Compensation Plan

Date of Grant:	[•], 2025

Option Price per Share:	US $[•]

Total Number of Shares Under Option:	[•]

Exercisability:
Subject to the terms of the Plan and this Agreement, you may exercise your Option on and after the dates set forth below in the Vesting Schedule as to that percentage of the Total Number of Shares Under Option set forth below opposite each such date, provided that there has not been a Termination of Service prior to such date. You may exercise your Option to purchase any Shares as to which your Option has become exercisable at any time and from time to time until your Option terminates or expires.

Vesting Schedule:

Date	Percentage

Expiration Date:	Ten years from the Date of Grant.

Acknowledgement and Agreement:	The undersigned Participant acknowledges receipt of, and understands and agrees to, the terms and conditions of this Agreement and the Plan.
LIFEWARD LTD.	PARTICIPANT

By:
Name: Title: Date:	Name: Date:

Schedule A
to
Notice of Option Grant – According to 102 Capital Gains Track (with Trustee)

LIFEWARD LTD.
2025 INCENTIVE COMPENSATION PLAN

Approved 102 Capital Gains Award Agreement

This Approved 102 Capital Gains Award Agreement, dated as of the Date of Grant set forth in the Notice of Option Grant (the “Grant Notice”) to which this Approved 102 Capital Gain Award Agreement is attached as Schedule A, is made between Lifeward Ltd. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

1.          Definitions. Each capitalized term used but not defined in this Agreement has the meaning set forth in the Lifeward Ltd. 2025 Incentive Compensation Plan, a copy of which is attached hereto as Appendix A.

2.          Grant of the Option. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, the right and option (the “Option”) to purchase all or any part of the number of ordinary shares of the Company, par value NIS 1.75 each (“Shares”), set forth in the Grant Notice at the Option Price per Share (“Option Price”) set forth in the Grant Notice and on the other terms as set forth in the Grant Notice.

3.          Exercisability of the Option. The Option shall become exercisable in accordance with the exercisability schedule and other terms set forth in the Grant Notice. The Option shall terminate on the Expiration Date set forth in the Grant Notice, subject to earlier termination as set forth in the Plan and this Agreement.

4.          Method of Exercise of the Option.

(a)          The Participant may exercise the Option, to the extent then exercisable, in accordance with the terms and conditions of the Plan by delivering a written or electronic notice to the Company or the Trustee in a form specified or accepted by the Company, specifying the number of Shares with respect to which the Option is being exercised and payment to the Company of the aggregate Option Price in accordance with Section 4(b) hereof. Such notice must be signed by the Participant or any other person then having the right to exercise the Option.

(b)          At the time the Participant exercises the Option, the Participant shall pay the Option Price of the Shares as to which the Option is being exercised to the Company exclusively in cash, wire transfer or by check. Payment by any other method, including the surrender of Shares or other forms of payment, is not permitted unless, and to the extent, explicitly allowed under Section 102 and expressly authorized by the ITA.

(c)          The Company’s obligation to deliver the Shares to which the Participant is entitled upon exercise of the Option is conditioned on (i) the Participant’s satisfaction in full to the Company of the aggregate Option Price of those Shares and the required tax withholding related to such exercise, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Shares and any subsequent resale of the Shares will be in compliance with applicable laws and regulations.

5.          Change of Control. Notwithstanding any other provision of this Agreement, the Option shall be subject to the Change of Control provisions set forth in Article XIV of the Plan.

6.          Termination. Notwithstanding the provisions of Section 6.8 of the Plan, upon the Participant’s Termination of Service for any reason other than by the Company for Cause, the Option shall terminate and cease to be exercisable on the date that is ninety (90) days after the date of the Participant’s Termination of Service. Upon a Termination of Service by the Company for Cause, the Option shall terminate and cease to be exercisable upon Termination. For the avoidance of doubt, any portion of the Option that is not exercisable on the date of the Participant’s Termination of Service for any reason shall terminate immediately and be of no further force or effect.

7.          Transferability of the Option. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of the Participant, only by the Participant; provided, however, that (a) the Option may be exercised after the Participant’s death by the beneficiary most recently named by the Participant in a written designation thereof filed by the Participant with the Company in accordance with Article XII of the Plan (subject to the provisions of Section 102 of the Ordinance as defined below), and (b) the Committee may, in its discretion, permit the Option to be transferred during the Participant’s lifetime subject to Article XII of the Plan. No transfer of the Option by will or the laws of descent and distribution, or otherwise, shall be effective to bind the Company unless the Committee is furnished with (as applicable) (i) written notice thereof and with a copy of the will or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (ii) an agreement by the transferee to comply with all the terms and conditions of the Option that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Option.

8.          Section 102 of the Israeli Income Tax Ordinance and its Rules This Agreement is subject to the provisions of Section 102 of the Income Tax Ordinance [New Version], 5761-1961 (“Section 102” and the “Ordinance,” respectively), as well as the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 5743-2003 (the “Rules”), promulgated thereunder.

Accordingly, the Company elected the Capital Gains Track in Section 102(b)(2) of the Ordinance (the “102 Capital Gains Track”) for the purpose of the taxation of Participant income from the Option. In general, taxable income that should be attributed to the Participant as a result of the grant of the option will be tax-free on the date of grant, but will be taxed on the sale of Shares issued upon exercise of the option or any portion of it (i.e. the Shares) or transfer of the Shares from the Trustee (a “Transfer”). In accordance with the 102 Capital Gains Track, if the Option or the Shares are held in trust by the Trustee for the applicable period of time (see below), currently two years from the date of grant of the Option (subject to its timely deposit with a Trustee) (the “Holding Period”), gains derived from the sale of Shares shall be classified as capital gains and taxed at a rate of only 25%.

At the time of sale of the Shares or a Transfer, the Participant shall be subject to tax, which will be calculated, in general (but subject to the provisions of Section 102 of the Ordinance), according to difference between (a) the market price (or the actual sale price) of the Shares at such time, and (b) the Exercise Price.  Such tax shall be withheld at source by the Company, in accordance with the provisions of the Rules, and the transfer of Shares to the Participant is conditioned upon the payment of such tax.

The Participant shall not be entitled to sell the Shares or to execute a Transfer, prior to the lapse of the Holding Period. Furthermore, any and all rights issued in respect of the Shares, including bonus shares but excluding cash dividends (“Rights”(, shall be deposited with the Trustee and held thereby until the lapse of the Holding Period, and such Rights shall be subject to the 102 Capital Gains Track. Notwithstanding the aforesaid, the Participant may sell the Shares or Rights or execute a Transfer prior to the lapse of the Holding Period, provided that tax is withheld at source by the Company (or the Participant’s employer) in accordance with the Rules. In such case, the Participant’s gains shall be classified as ordinary income and he or she shall be subject to tax on such income at marginal tax rates (including “High Income Tax”/Surtax, if applicable) plus social security and national health insurance payment.

Notwithstanding anything to the contrary herein, including the designation under “Type of Award” above, the Company is under no obligation to ensure that the Options qualify for any specific tax treatment (such as 102 Capital Gains Track or any other treatment). No representation or commitment is made regarding such qualification, and the Company is not required to take any action to achieve such qualification. If the Options do not qualify for a particular tax treatment, the Participant may face adverse tax consequences. By signing below, the Participant acknowledges that the Company, its Affiliates, and their respective employees, directors, officers, and shareholders are not liable for any tax, penalty, interest, or cost incurred by the Participant due to such a determination. Furthermore, none of these parties will have any liability of any kind if, for any reason, an Option does not qualify for a specific tax treatment.

Trust. To secure performance of tax law requirements, the Option awarded to the Participant according to this Option Agreement will be held in trust by the Trustee (that was approved for this purpose by the ITA), who shall release it to the Participant only upon full compliance with the legal requirements and the terms of the Plan. For this purpose, a Trust Agreement was signed between the Company and the Trustee, a copy of which is attached hereto as Appendix B. The conditions of the Trust Agreement apply to the Option awarded to the Participant; thus, the Participant is required to carefully read the provisions of the said Trust Agreement.

PARTICIPANT IS ADVISED TO CONSULT WITH HIS/HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING AND EXERCISING HIS/HER OPTIONS OR OF DISPOSING OF HIS/HER SHARES.

9.          Taxes and Withholdings. At the time of receipt of Shares upon the exercise of all or any part of the Option, the Participant shall pay to the Company or an Affiliate in cash, or make other arrangements, in accordance with Article XVI of the Plan, for the satisfaction of, any taxes of any kind, and social security payments due or potentially payable or required to be withheld with respect to such exercise or Shares. For the avoidance of doubt, this obligation shall apply in addition to the tax requirements and holding restrictions set forth under Section 102 of the Ordinance.

10.         No Rights as a Shareholder. Neither the Participant nor any other person shall become the beneficial owner of the Shares subject to the Option, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until the Participant has actually received such Shares following the exercise of the Option in accordance with the terms of the Plan and this Agreement.

11.         No Right to Continued Employment. Neither the Option nor any terms contained in this Agreement shall confer upon the Participant any rights or claims except in accordance with the express provisions of the Plan and this Agreement, and shall not give the Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Company or any Affiliate, which right is hereby expressly reserved, to modify or terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to exercise the Option is earned only by continuing as an employee of the Company or an Affiliate at the will of the Company or such Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Option or acquiring Shares hereunder.

12.         The Plan. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s website. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at the address set forth in Section 15 hereof.

13.          Compliance with Laws and Regulations.

(a)          The Option and the obligation of the Company to sell and deliver Shares hereunder shall be subject in all respects to: (i) all applicable Israeli, United States and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Option may not be exercised if its exercise, or the receipt of Shares pursuant thereto, would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(b)          It is intended that the Shares received upon the exercise of the Option shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act, the Participant may not sell the Shares received except in compliance with such Rule 144. Any certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.

(c)          If at the time of exercise of all or part of the Option, the Shares are not registered under the Securities Act, or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

14.         Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company or any Affiliate, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. The Company may share such information with any Affiliate, any trustee, its registrars, brokers, other third-party administrator or any person who obtains control of the Company or any Affiliate or any division respectively thereof.

15.         Notices. All notices by the Participant or the Participant’s successors or permitted assigns shall be addressed to Lifeward Ltd., 3 Hatnufa St., 6th ﬂoor, P.O. Box 161, Yokneam Ilit 2069203, Attention: Chief Financial Officer, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

For the avoidance of doubt, and specifically for Israeli Participants, any notice to be given to the Company at its registered address in Israel shall also be deemed sufficient.

16.         Other Plans. The Participant acknowledges that any income derived from the exercise of the Option shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

17.         Clawback. The Participant acknowledges and agrees that this Option grant is subject in all respects to the Company’s amended and restated policy for recoupment of incentive compensation, as may be amended or restated from time to time (the “Clawback Policy”), to the extent applicable. Any action by the Company to recover Erroneously Awarded Compensation (as defined in the Clawback Policy) under the Clawback Policy from the Participant shall not be deemed (i) an event giving rise to a right to resign for “good reason,” if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Participant or (ii) to constitute a breach of a contract or other arrangement to which the Participant is a party. This Section 17 is a material term of this Agreement.

By the signature of the Participant and the signature of the Company’s representative below, the Participant and the Company agree that the Options are granted under and governed by (i) this Agreement, (ii) the Plan (including the Sub-Plan for Participants in Israel), a copy of which has been provided to Participant or made available for his/her review, (iii) Section 102(b)(2) of the Ordinance and the Rules promulgated in connection therewith, and (iv) the Trust Agreement, a copy of which has been provided to the Participant or made available for his/her review.  Furthermore, by signing below, the Participant agrees that the Options shall be issued to the Trustee to hold on the Participant’s behalf, pursuant to the terms of the Ordinance, the Rules and the Trust Agreement.

In addition, by his/her signature below, the Participant confirms that he/she is familiar with the terms and provisions of Section 102 of the Ordinance, particularly the 102 Capital Gains Track described in subsection (b)(2) thereof, and agrees that he/she shall not require the Trustee to release the Options or Shares to him/her, or to sell the Options or Shares to a third party, during the Holding Period, unless permitted to do so by applicable law.

Finally, by signing below, the Participant acknowledges that the Company, its assignees, and successors have no obligation to ensure, and make no representation or commitment, that the Award qualifies or shall qualify for any specific tax treatment, as described in Section 8 above. The Participant undertakes to pay all applicable taxes upon the vesting or exercise of the Options and/or the transfer or sale of the Shares subject to the Options.

[signature page follows]

Acknowledgement and Agreement:	The undersigned Participant acknowledges receipt of, and understands and agrees to, the terms and conditions of this Agreement and the Plan.
LIFEWARD LTD.	PARTICIPANT

By:
Name: Title: Date:	Name: Date:

Appendix A
The Plan and the Israeli Sub Plan

Appendix B
Trust Agreement